For Immediate Release

Telestone Technologies Reports Fourth Quarter

Improvement in

Revenues and After Tax Earnings

New York, New York (January 17, 2005) - Telestone Technologies Corporation (AMEX: TST), is pleased to announce that it’s fourth quarter 2005 results, from a revenue and net earnings after taxes perspective, improved over it’s third quarter 2005, although the Company does expect the 2005 annual figures to be lower, in the range of 10 to 15%, than 2004 for the revenue and net earnings after taxes figures. The final results remain subject to the completion of the 2005 Audit. Specific details and complete statements for the Company will be presented in the 10KSB to be filed with the Securities and Exchange Commission at the end of March 2006. Telestone also indicated that the Accounts Receivables reported in the third quarter of 2005 has been significantly reduced. The new strategies implemented by the Company in the second and third quarters resulted in greater payments being made by customers on existing receivables.

Management of the Company currently anticipates growth in 2006, specifically in the range of 20% to 30% growth in revenue and net earnings after taxes, as compared to 2005, without the inclusion of revenue generated from the upcoming 3G deployment in China. Management does expect a positive impact in revenue upon the 3G deployment, but at this time they are not able to predict the specific impact for 2006 due to the uncertainty of when the licenses will be issued to the Chinese mobile operators during the year. “We are pleased with the progress that Telestone Technologies has made during 2005. With the improving revenue stream and increased cash flow, it has strengthened us financially to be prepared for the upcoming 3G launch in China. Being a leading pioneer of wireless technologies in China at this very important moment before the official deployment of 3G, Telestone has already developed and started to market a complete set of innovative wireless solutions and products that can resolve major indoor wireless coverage problems expected to be faced by telecom carriers during the 3G network build-out. The applications of Telestone’s new technologies are expected to make it a dominating participant in the 3G era in its market” said Han Daqing Chairman, CEO & President of Telestone."

About Telestone Technologies Corporation

The Company and its subsidiaries provide wireless communications coverage solutions primarily in the People’s Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 414 employees. Additional information on the Company can be found at www.telestonecorp.com.

For additional information please contact: Telestone Technologies Corporation, Mark Miller, Corporate Communications, 275 Madison Avenue, 6th Floor, New York, NY 10016 Tel: (212) 880-3794 Fax: (212) 880 4241 or emailing investors@telestonecorp.com

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation (“Telestone”) that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone’s control, in addition to those discussed in Telestone’s press releases, public filings, and statements by Telestone’s management, including, but not limited to, Telestone’s estimate of the sufficiency of its existing capital resources, Telestone’s ability to raise additional capital to fund future operations, Telestone’s ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone’s capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.